WAL-MART STORES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended Effective January 1, 2005)

i

WAL-MART STORES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended Effective January 1, 2005)

ARTICLE I

GENERAL

1.1	Purpose.

The purpose of this Supplemental Executive Retirement Plan is to supplement the Wal-Mart Profit Sharing and 401(k) Plan and the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan. This Plan shall be interpreted and applied at all times in accordance with Code Section 409A, and guidance issued thereunder.

1.2	Effective Date.

This Plan was initially effective January 31, 1990. The Plan has been amended from time to time, most recently effective October 31, 2003, and is amended and restated herein as of January 1, 2005.

1.3	Nature of Plan.

The Plan is intended to be (and shall be administered as) an unfunded employee pension plan benefiting a select group of management or highly compensated employees under the provisions of ERISA. The Plan shall be “unfunded” for tax purposes and for purposes of Title I of ERISA. Any and all payments under the Plan shall be made solely from the general assets of Wal-Mart. A Participant’s interests under the Plan do not represent or create a claim against specific assets of Wal-Mart or any Affiliated Company. Nothing herein shall be deemed to create a trust of any kind or create any fiduciary relationship between the Committee, Wal-Mart or any Affiliated Company and a Participant, a Participant’s Beneficiary or any other person. To the extent any person acquires a right to receive payments from Wal-Mart under this Plan, such right is no greater than the right of any other unsecured general creditor of Wal-Mart.

ARTICLE II

DEFINITIONS

2.1	Definitions.

Except as otherwise expressly provided below, capitalized terms used in the Plan shall have the same meanings as set forth for such terms in the Profit Sharing and 401(k) Plan, and such Profit Sharing and 401(k) Plan definitions and operative terms are incorporated herein by reference. Should there be any conflict between the meanings of terms used in the Plan and the meaning of terms used in the Profit Sharing and 401(k) Plan, the meaning as set forth in the Plan shall prevail.

(a)

Account means the bookkeeping account established by the Committee to reflect a Participant’s contribution and forfeiture credits pursuant to Section 4.2, if any, and credited earnings thereon in accordance with Section 4.3.

(b)	Beneficiary means a person to whom all or a portion of a deceased Participant’s Account is payable, as determined in Section 5.3.
(c)

Committee means the Compensation, Nominating and Governance Committee of the Board of Directors of Wal-Mart, or any successor committee of the Board of Directors granted responsibility and authority for recommending associate compensation.

(d)

Disability means, as determined by the Committee, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(e)	ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(f)

A Participant is deemed to have engaged in Gross Misconduct if the Committee determines that the Participant has engaged in conduct inimical to the best interests of Wal-Mart or any Affiliated Company. Examples of conduct inimical to the best interests of Wal-Mart or any Affiliated Company include, without limitation, disclosure of confidential information in violation of Wal-Mart’s Statement of Ethics, theft, the commission of a felony or a crime involving moral turpitude, gross misconduct or similar serious offenses.

(g)	Normal Retirement Age shall mean age 65, provided, however, that Normal Retirement Age shall not exceed any mandatory age enforced by Wal-Mart.
(h)

Participant means any eligible individual who becomes a participant of the Plan in accordance with Section 3.2. An individual remains a Participant until the Participant’s Account has been fully distributed.

(i)	Plan means the Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan, as herein set forth, and as may be amended from time to time.
(j)	PR Code means the Internal Revenue Code of Puerto Rico, as amended from time to time.
(k)	Profit Sharing and 401(k) Plan means, collectively, the Wal-Mart Profit Sharing and 401(k) Plan and the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan.
(l)	Retirement means Separation from Service after the Participant attains Normal Retirement Age.

(m)	Separation from Service has the meaning given such term under Code Section 409A.

(n)
Valuation Date means the last day of each Plan Year quarter and, solely for purposes of valuing a Participant’s Account under Article V, the date of the Participant’s Separation from Service. Valuation Date shall also include such other dates as the Committee may designate from time to time.

(o)
Vested Percentage means the percentage determined as of the Participant’s Separation from Service in accordance with the schedule set forth in Section 6.1 of the Wal-Mart Profit Sharing and 401(k) Plan or Section 5.1 of the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan, as applicable, and based on the Participant’s Years of Service as of such date. For this purpose, a Participant’s Vested Percentage shall be 100% as of his or her Normal Retirement Age, Disability or death while employed by Wal-Mart or an Affiliated Company.

(p)	Wal-Mart means Wal-Mart Stores, Inc.

ARTICLE III

PARTICIPATION

3.1	Eligibility.

The following individuals shall be eligible to participate in the Plan:

(a)
Profit Sharing and 401(k) Plan participants whose allocation of employer contributions (including qualified nonelective employer contributions under the Profit Sharing and 401(k) Plan) and/or forfeitures to their Profit Sharing and 401(k) Plan accounts have been limited due to the application of Code Section 415 and/or Code Section 401(a)(17), or any like provision of the PR Code; and/or

(b)	Profit Sharing and 401(k) Plan participants who have deferred compensation under the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan.

Notwithstanding the above, Participants shall not include Profit Sharing and 401(k) Plan participants who are primarily compensated on a commission basis.

3.2	Participation.

An eligible individual under Section 3.1 shall become a Plan Participant on the later of:

(a)	January 31, 1990; or

(b)	the January 31 of the Plan Year in which the individual satisfies the requirements of Section 3.1.

Once amounts are credited to a Participant’s Account under Section 4.2, such individual shall remain a Participant until his or her Account is distributed in full in accordance with Article V;

provided, however, in order for the Participant’s Account to be credited with employer contributions credits and/or forfeitures for a Plan Year, the Participant must satisfy the requirements of Section 4.2 for such Plan Year.

ARTICLE IV

PLAN ACCOUNTS AND CREDITS

4.1	Nature of Plan Accounts.

A Participant’s Account shall be used solely as a measuring device to determine the amount (if any) to be paid to a Participant. No amounts shall actually be set aside with respect to any Account. All amounts at any time attributable to an Account shall be, and remain, the sole property of Wal-Mart. A Participant’s rights hereunder are limited to the right to receive Plan benefits as provided herein. An Account represents an unsecured promise by Wal-Mart to pay the benefits provided by the Plan.

4.2	Contribution and Forfeiture Credits.

As of the last day of each Plan Year, Wal-Mart shall credit to each Participant’s Account the sum of the following amounts:

(a)

the amount of employer contributions and forfeitures which would have been (but were not) allocated to such Participant’s Profit Sharing and 401(k) Plan account for such Plan Year had such contributions and forfeitures not been limited by application of Code Section 415 and/or Code Section 401(a)(17), or like Sections (if any) of the PR Code;

(b)

with respect to Participants who during the Plan Year deferred compensation under the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan, the amount of employer contributions and forfeitures which would have been (but were not) allocated to such Participant’s Profit Sharing and 401(k) Plan account for the Plan Year but for such Participant’s participation in the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan; and

(c)	an amount determined in the sole discretion of the Committee, which may differ among Participants or categories of Participants designated by the Committee.

The amount credited to a Participant’s Account under (a) and/or (b) above shall be calculated using the same percentage on which the Participant’s Profit Sharing and 401(k) Plan allocations of employer contributions and forfeitures for the Plan Year were determined.

4.3	Income or Loss Adjustment on Plan Accounts.

Except as otherwise provided in Article V, each Account shall be adjusted as of each Valuation Date to reflect the income or loss that would have been earned on the Account had such amounts been held in the Participant’s Profit Sharing Contribution Account within the Profit Sharing and 401(k) Plan.

ARTICLE V
PAYMENT OF PLAN BENEFITS

5.1	Benefits in the Event of Retirement, Disability or Death.
(a)

Upon a Participant’s Separation from Service due to Retirement, the Participant’s Account shall be distributed to the Participant in a lump sum cash payment six (6) months after such Separation from Service, or as soon as administratively practicable thereafter. In the case of any Separation from Service before April 1, 2005, the lump sum amount distributed shall be the sum of: (1) the value of the Participant’s Account as of the Participant’s Separation from Service, valued in accordance with Section 4.3, but using the date of Separation from Service as the last Valuation Date, and (2) interest on the amount determined in (1) above as if such amount was invested in the Retirement Preservation Fund under the Wal-Mart Profit Sharing and 401(k) Plan during the period from the Separation from Service through the date of distribution. In the case of any Separation from Service on or after April 1, 2005, the lump sum amount distributed shall be the sum of: (1) the value of the Participant’s Account as of the Participant’s Separation from Service, valued in accordance with Section 4.3, but using the date of Separation from Service as the last Valuation Date, and (2) interest on the amount determined in (1) above at the mid-term applicable federal rate (defined pursuant to Code Section 1274(d) for January 1 of the calendar year, compounded annually) during the period from the Separation from Service through the date of distribution.

(b)

Upon a Participant’s Separation from Service due to Disability or death, the Participant’s Account shall be distributed to the Participant or, in the event of the Participant’s death, his or her Beneficiary, in a lump sum cash payment sixty (60) days after such Separation from Service, or as soon as administratively practicable thereafter. The lump sum amount distributed shall be the value of the Participant’s Account as of the Participant’s Separation from Service, valued in accordance with Section 4.3, but using the date of Separation from Service as the last Valuation Date.

5.2	Benefits Due to Separation from Service.

Upon a Participant’s Separation from Service for reasons other than Retirement, Disability or death, the Participant’s Account shall be distributed to the Participant or, in the event of the Participant’s death after Separation from Service but before all benefits under this Section 5.2 are distributed, his or her Beneficiary, in a lump sum cash payment six (6) months after such Separation from Service, or as soon as administratively practicable thereafter. In the case of any Separation from Service before April 1, 2005, the lump sum amount distributed shall be the sum of: (a) the value of the Participant’s Account as of the Participant’s Separation from Service, valued in accordance with Section 4.3, but using the date of Separation from Service as the last Valuation Date, multiplied by the Participant’s Vested Percentage, and (b) interest on the amount determined in (a) above as if such amount was invested in the Retirement Preservation Fund under the Profit Sharing and 401(k) Plan during the period from the Separation from Service through the date of distribution. In the case of any Separation from Service on or after April 1, 2005, the lump sum amount distributed shall be the sum of: (a) the value of the Participant’s Account as of the Participant’s Separation from Service, valued in accordance with Section 4.3, but using the date of Separation from Service as the last Valuation Date, multiplied by the Participant’s Vested Percentage, and (b) interest on the amount determined in (a) above at the mid-term applicable federal rate (defined pursuant to Code Section 1274(d) for January 1 of the calendar year, compounded annually) during the period from the Separation from Service through the date of distribution.

5.3	Beneficiary Designations.

A Participant may, by written or electronic instrument delivered to the Committee in the form prescribed by the Committee, designate primary and contingent beneficiaries to receive any benefit payments which may be payable under this Plan following the Participant’s death, and may designate the proportions in which such beneficiaries are to receive such payments. A Participant may change such designations from time to time and the last written designation filed with the Committee prior to the Participant’s death will control. In the event no beneficiaries are designated, or if the designated beneficiaries die before all or part of the Participant’s Account is distributed, the Account (or balance thereof) shall be paid to the Participant’s beneficiary given effect with respect to the Participant’s Profit Sharing Contribution Account under the Profit Sharing and 401(k) Plan, whether an affirmative or default election. In the event the Participant has a beneficiary designation in effect with respect to a Profit Sharing Contribution Account under both the Wal-Mart Profit Sharing and 401(k) Plan and the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan, the beneficiary designation for the Plan in which the Participant was a participant immediately preceding his or her death shall apply.

5.4	In-Service Withdrawals.

In no event shall benefits hereunder be payable to a Participant prior to the Participant’s Separation from Service.

ARTICLE VI

GROSS MISCONDUCT -- REDUCTION IN PLAN BENEFITS

6.1	Affect of Gross Misconduct.

Notwithstanding anything herein to the contrary, a Participant’s Plan benefits are contingent upon the Participant not engaging in Gross Misconduct while employed with Wal-Mart or any Affiliated Company, or during such additional period as provided in Wal-Mart’s Statement of Ethics. In the event the Committee determines that a Participant has engaged in Gross Misconduct, the Participant’s Account shall be recalculated as if no employer contributions and/or forfeitures were credited to the Participant’s Account under Section 4.2 (including adjustments for earnings or losses thereon under Section 4.3) on or after January 31, 1996. Notwithstanding anything herein to the contrary, such a Participant’s Plan benefits (if any) shall be based upon the amount recalculated under the preceding sentence. Any payments received hereunder by a Participant (or the Participant’s Beneficiary) are contingent upon the Participant not engaging (or not having engaged) in Gross Misconduct while employed with Wal-Mart or any Affiliated Company, or during such additional period as provided in Wal-Mart’s Statement of Ethics. If the Committee determines, after payment of amounts hereunder, that the Participant has engaged in Gross Misconduct during the prescribed period, the Participant (or the Participant’s Beneficiary) shall repay to Wal-Mart any amount in excess of that to which the Participant is entitled under this Section 6.1.

ARTICLE VII

ADMINISTRATION

7.1	Administration.

The Committee is responsible for the management, interpretation and administration of the Plan. The Committee shall have discretionary authority with respect to the determination of benefits under the Plan and the construction and interpretation of Plan provisions. In such capacity, the Committee is granted the following rights and duties:

(a)

The Committee shall have the exclusive duty, authority and discretion to interpret and construe the provisions of the Plan, to determine eligibility for and the amount of any benefit payable under the Plan, and to decide any dispute which may rise regarding the rights of Participants (or their Beneficiaries) under this Plan;

(b)

The Committee shall have the sole and complete authority to adopt, alter, and repeal such administrative rules, regulations, and practices governing the operation of the Plan as it shall from time to time deem advisable;

(c)	The Committee may appoint a person or persons to assist the Committee in the day-to-day administration of the Plan;
(d)

The decision of the Committee in matters pertaining to this Plan shall be final, binding, and conclusive upon Wal-Mart and any Affiliated Company, and the Participant, such Participant’s Beneficiary, and upon any person affected by such decision, subject to the claims procedure set forth in Article VIII; and

(e)

In any matter relating solely to a Committee member’s individual rights or benefits under this Plan, such Committee member shall not participate in any Committee proceeding pertaining to, or vote on, such matter.

7.2	Allocation and Delegation of Duties.
(a)

The Committee shall have the authority to allocate, from time to time, by instrument in writing filed in its records, all or any part of its respective responsibilities under the Plan to one or more of its members as may be deemed advisable, and in the same manner to revoke such allocation of responsibilities. In the exercise of such allocated responsibilities, any action of the member to whom responsibilities are allocated shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. The Committee shall not be liable for any acts or omissions of such member. The member to whom responsibilities have been allocated shall periodically report to the Committee concerning the discharge of the allocated responsibilities.

(b)

The Committee shall have the authority to delegate, from time to time, by written instrument filed in its records, all or any part of its responsibilities under the Plan to such person or persons as the Committee may deem advisable (and may authorize such person to delegate such responsibilities to such other person or persons as the Committee shall authorize) and in the same manner to revoke any such delegation of responsibility. Any action of the delegate in the exercise of such delegated responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. The Committee shall not be liable for any acts or omissions of any such delegate. The delegate shall periodically report to the Committee concerning the discharge of the delegated responsibilities.

ARTICLE VIII

CLAIMS AND APPEALS PROCEDURES

8.1	General.

A Participant or Beneficiary (“claimant”) who believes he or she is entitled to Plan benefits which have not been paid may file a written claim for benefits with the Committee within one (1) year of the Participant’s Separation from Service. If any such claim is not filed within one (1) year of the Participant’s Separation from Service, neither the Plan nor Wal-Mart or any Affiliated Employer shall have any obligation to pay the disputed benefit and the claimant shall have no further rights under the Plan. If a timely claim for a Plan benefit is wholly or partially denied, notice of the decision will be furnished to the claimant by the Committee within a reasonable period of time, not to exceed sixty (60) days (or forty-five (45) days in the event of a claim involving a Disability determination), after receipt of the claim by the Committee. The Committee may extend the initial period up to any additional sixty (60) days (or thirty (30) days, in the case of a claim involving a Disability determination), provided the Committee determines that the extension is necessary due to matters beyond the Plan’s control and the claimant is notified of the extension before the end of the initial 60-day (or, as applicable, 45-day) period and the date by which the Committee expects to render a decision. (In the case of a claim involving a Disability determination, the Committee may extend this period for an additional thirty (30) days if the claimant is notified of the extension before the end of the initial 30-day extension.) Any claimant who is denied a claim for benefits will be furnished written notice setting forth:

(a)	the specific reason or reasons for the denial;
(b)	specific reference to the pertinent Plan provision upon which the denial is based;
(c)	a description of any additional material or information necessary for the claimant to perfect the claim; and
(d)	an explanation of the Plan’s appeals procedure.

8.2	Appeals Procedure.

To appeal a denial of a claim, a claimant or the claimant’s duly authorized representative:

(a)

may request a review by written application to the Committee not later than sixty (60) days (or one-hundred eighty (180) days in the case of a claim involving a Disability determination) after receipt by the claimant of the written notification of denial of a claim;

(b)	may review pertinent documents; and
(c)	may submit issues and comments in writing.

A decision on review of a denied claim will be made by the Committee not later than sixty (60) days (or forty-five (45) days in the event of a claim involving a Disability determination) after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered within a reasonable period of time, but not later than one hundred twenty (120) days (or ninety (90) days in the event of a claim involving a Disability determination) after receipt of a request for review. The decision on review will be in writing and shall include the specific reasons for the denial and the specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1	Amendment, Suspension or Termination of Plan.

Wal-Mart, by action of the Committee, reserves the right to amend, suspend or to terminate the Plan in any manner that it deems advisable. Notwithstanding the preceding sentence, the Plan may not be amended, suspended or terminated to cause a Participant to forfeit his or her then-existing Account. In the event of a complete or partial termination of the Plan, the Vested Percentage applicable to the Accounts of the Participants affected by such complete or partial termination shall be 100%, and such Accounts shall be paid at the time and in the manner provided in Article V (subject to the provisions of Article VI). No amendment or termination of the Plan may accelerate the date of payment of a Participant’s benefit as provided herein.

9.2	Non-Alienability.

The rights of a Participant to the payment of benefits as provided in the Plan may not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation. No Participant may borrow against his or her interest in the Plan. No interest or amounts payable under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including but not limited to, any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any Participant.

9.3	No Employment Rights.

Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of Wal-Mart or any Affiliated Company in the Participant’s current position or in any other capacity.

9.4	Withholding and Employment Taxes.

To the extent required by law, Wal-Mart or an Affiliated Company shall withhold from a Participant’s current compensation such taxes as are required to be withheld for employment taxes. To the extent required by law, Wal-Mart or an Affiliated Company shall withhold from a Participant’s Plan distributions such taxes as are required to be withheld for federal, Puerto Rican, state or local government income tax purposes.

9.5	Income and Excise Taxes.

Each Participant (or the Participant’s Beneficiaries or estate) is solely responsible for the payment of all federal, Puerto Rican, state, and local income and excise taxes resulting from the Participant’s participation in this Plan.

9.6	Successors and Assigns.

The provisions of this Plan are binding upon and inure to the benefit of Wal-Mart, each Affiliated Company which then has a Participant in the Plan, their successors and assigns, and each Participant, such Participant’s Beneficiaries, heirs, and legal representatives.

9.7	Governing Law.

This Plan shall be subject to and construed in accordance with the laws of the State of Arkansas to the extent not preempted by federal law.